EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Elects Pam Murphy to its Board of Directors

San Francisco, CA, April 10, 2023 - Visa Inc. (NYSE: V) announced today that Pam Murphy was elected to its board of directors, effective April 10, 2023.

Ms. Murphy has served as chief executive officer of Imperva, Inc., a cybersecurity software and services provider, since January 2020. Prior to joining Imperva, she spent nine years at Infor, Inc., an enterprise software company, including eight years as chief operating officer. Prior to that, Ms. Murphy spent over 10 years at Oracle Corporation in multiple leadership roles, with responsibility for global sales operations, consulting operations in Europe, the Middle East, and Africa, and field finance for Oracle's global business units. Ms. Murphy also serves on the board of directors of Rockwell Automation Inc.

“I am pleased to welcome Pam to Visa’s board of directors,” said Al Kelly, Executive Chairman of Visa Inc. “Pam is a seasoned executive with over 20 years of executive leadership experience with leading global software and technology companies. Pam's combination of management and public company board experience will greatly benefit Visa as we continue to evolve our network to bring new, secure, innovative payment experiences to market globally.”

“I am thrilled Pam is joining Visa’s talented and diverse board of directors,” said Ryan McInerney, CEO of Visa Inc. “Her extensive operational experience in technology, cybersecurity, international business operations and strategic planning will be invaluable to Visa as we accelerate our strategy to facilitate global commerce and money movement.”

This election brings Visa’s total board of directors to 12 members. You can view information on Visa Inc.’s board of directors on our investor relations website: investor.visa.com/corporate-governance/board-of-directors/
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About Visa Inc.
Visa (NYSE: V) is a world leader in digital payments, facilitating payments transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.

Contacts:
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Andy Gerlt, +1 650-432-2990, Press@visa.com